Exhibit 4.1 (h)
AMENDMENT NO. 6 TO
FARM BUREAU 401(k) SAVINGS PLAN (“Plan”)
(As restated and executed on January 25, 2002)
This amendment, entered into as of this 9th day of December, 2003, shall be effective as of the January 1, 2004.
The attached pages 2 and 3 to the Adoption Agreement are hereby substituted in place of pages 2 and 3 that was in effect prior to January 1, 2004 (most recently revised as part of amendment No. 5 effective July 1, 2003). The change on page 2 is in Item 3, Section 1.11 (g), describing the Employees who are not excluded from Employer nonelective contributions as set forth in the Addendum to the Adoption Agreement (the addition of employees of Minnesota Farm Bureau Federation as not being excluded from nonelective employer contributions). The definition of Compensation at to bottom of page 2 and on page 3 have been clarified to as to exclude stock option income and fringe benefit income.

IOWA FARM BUREAU FEDERATION, Plan Sponsor

By:	/s/ Craig D. Lang

President

WELLS FARGO BANK MINNESOTA, N.A., Trustee

By:	/s/Mary Stoecker

ADOPTION AGREEMENT #005
NONSTANDARDIZED 401(k) PROFIT SHARING PLAN
     The undersigned, Iowa Farm Bureau Federation (“Employer”), by executing this Adoption Agreement, elects to establish a retirement plan and trust (“Plan”) under the Nyemaster, Goode, Voigts, West, Hansell & O’Brien, P.C. Defined Contribution Prototype Plan (basic plan document # 01). The Employer, subject to the Employer’s Adoption Agreement elections, adopts fully the Prototype Plan and Trust provisions. This Adoption Agreement, the basic plan document and any attached appendices or addenda, constitute the Employer’s entire plan and trust document. All section references within this Adoption Agreement are Adoption Agreement section references unless the Adoption Agreement or the context indicate otherwise. All article references are basic plan document and Adoption Agreement references as applicable. Numbers in parenthesis which follow headings are references to basic plan document sections. The Employer makes the following elections granted under the corresponding provisions of the basic plan document.
ARTICLE I
DEFINITIONS
1. PLAN (1.21). The name of the Plan as adopted by the Employer is Farm Bureau 401(k) Savings Plan.
2. TRUSTEE (1.33). The Trustee executing this Adoption Agreement is: (Choose one of (a), (b) or (c))

☐	(a) A discretionary Trustee. See Plan Section 10.03[A].

☑	(b) A nondiscretionary Trustee. See Plan Section 10.03[B].

☐	(c) A Trustee under a separate trust agreement. See Plan Section 10.03[G].
3. EMPLOYEE (1.11). The following Employees are not eligible to participate in the Plan: (Choose (a) or one or more of (b) through (g) as applicable)

☐	(a) No exclusions.

☐	(b) Collective bargaining Employees.

☐	(c) Nonresident aliens.

☐	(d) Leased Employees.

☐	(e) Reclassified Employees.

☑	(f) Classifications: Employees employed on a temporary basis who are designated by the Employer as of initial date of employment or reemployment that employment status with the Employer (or Participating Employer) is of a temporary and not permanent nature.

☑	(g) Exclusions by types of contributions. The following classification(s) of Employees are not eligible for the specified contributions (Effective 1/1/04):

Employee classification: All Employees other than employees of Farm Bureau Mutual Insurance Company, employees of South Dakota Farm Bureau Federation, employees of Minnesota Farm Bureau Federation, and employees of The Kansas Farm Bureau (with respect to safe-harbor nonelective contributions under Item 13(d)(1) in this Adoption Agreement.

Contribution type: Nonelective (profit sharing) contributions.
4. COMPENSATION (1.07). The Employer makes the following election(s) regarding the definition of Compensation for purposes of the contribution allocation formula under Article III: (Choose one of (a), (b) or (c))

☐	(a) W-2 wages increased by Elective Contributions.

☐	(b) Code §3401(a) federal income tax withholding wages increased by Elective Contributions.

☑	(c) 415 compensation.
[Note: Each of the Compensation definitions in (a), (b) and (c) includes Elective Contributions. See Plan Section 1.07(D). To exclude Elective Contributions, the Employer must elect (g).]

Compensation taken into account. For the Plan Year in which an Employee first becomes a Participant, the Plan Administrator will determine the allocation of Employer contributions (excluding deferral contributions) by taking into account: (Choose one of (d) or (e))

☐	(d) Plan Year. The Employee’s Compensation for the entire Plan Year.

☑	(e) Compensation while a Participant. The Employee’s Compensation only for the portion of the Plan Year in which the Employee actually is a Participant.
Modifications to Compensation definition. The Employer elects to modify the Compensation definition elected in (a), (b) or (c) as follows. (Choose one or more of (f) through (n) as applicable. If the Employer elects to allocate its nonelective contribution under Plan Section 3.04 using permitted disparity, (i), (j), (k) and (l) do not apply):

☑	(f) Fringe benefits. The Plan excludes all reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

☐	(g) Elective Contributions. The Plan excludes a Participant’s Elective Contributions. See Plan Section 1.07(D).

☐	(h) Exclusion. The Plan excludes Compensation in excess of:

☐	(i) Bonuses. The Plan excludes bonuses.

☐	(j) Overtime. The Plan excludes overtime.

☐	(k) Commissions. The Plan excludes commissions.

☑	(l) Nonelective contributions. The following modifications apply to the definition of Compensation for nonelective contributions: See Addendum, paragraph 6.

☐	(m) Deferral contributions. The following modifications apply to the definition of Compensation for deferral contributions: .

☐	(n) Matching contributions. The following modifications apply to the definition of Compensation for matching contributions: .
5. PLAN YEAR/LIMITATION YEAR (1.24). Plan Year and Limitation Year mean the 12-consecutive month period (except for a short Plan Year) ending every: (Choose one of (a) or (b). Choose (c) if applicable)

☑	(a) December 31.

☐	(b) Other: .

☐	(c) Short Plan Year: commencing on: and ending on: .
6. EFFECTIVE DATE (1.10). The Employer’s adoption of the Plan is a: (Choose one of (a) or (b))

☐	(a) New Plan. The Effective Date of the Plan is: .

☑	(b) Restated Plan. The restated Effective Date is: January 1, 1997. This Plan is an amendment and restatement of an existing retirement plan(s) originally established effective as of: January 1, 1987.

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